Exhibit 10.2
Summary of Compensation Program for
Non-Employee Chairman of the Board of Directors
Adopted March 23, 2010
At a meeting of the Board of Directors of Tollgrade Communications, Inc. (the “Company”) held on March 23, 2010, following the appointment of the non-employee Chairman of the Board and at the recommendation of the Compensation Committee, the Board of Directors adopted a compensation program for the Chairman of the Board, comprised of the following elements:
•	An annual retainer of $200,000, payable in cash;

•	A one-time grant of 50,000 shares of restricted stock under Company’s 2006 Long-Term Incentive Compensation Plan (the “2006 Plan”), subject to a one-year period of restriction; and

•	A one-time grant of 250,000 stock appreciation rights having a grant price equal to the fair market value of a share of the Company’s common stock on the date of grant, to become vested upon the satisfaction of criteria established by the Board.